Exhibit 99.1

DIGITAL ALLY, INC. ANNOUNCES 2018

THIRD QUARTER OPERATING RESULTS

LENEXA, Kansas (November 14, 2018) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the third quarter of 2018. An investor conference call is scheduled for 11:15 a.m. EDT today (see details below).

Highlights for Quarter Ended September 30, 2018

●	Revenues for the three months ended September 30, 2018 and 2017 were $2,878,059 and $2,983,577, respectively, a decrease of $105,518 (4.0%). The primary reason for the revenue decline is continued supply chain issues that caused us to carry approximately $265,000 in backlog as of September 30, 2018. These issues began in the second quarter and we continue to take steps to rectify them. Additional factors for the decrease are that our in-car and body-worn systems continued to face increased competition from newer products with advanced features and competitors have maintained their product price cuts and in one case also offers free cloud storage for one year. We expect to introduce a new product platform specifically for in-car systems to be in production by second quarter 2019 to address our competitors’ new product features. This new product platform will utilize advanced chipsets that support new and highly advanced products for our law enforcement and commercial customers. Our law enforcement revenues also declined over the prior period due to willful infringement of our patents and other actions by our competitors and adverse marketplace effects related to the patent litigation.

●	We are concentrating on expanding our recurring service revenue to help stabilize our revenues on a quarterly basis. We have steadily increased our cloud storage revenues in recent quarters and generated approximately $174,000 in Q-3 2018, an increase of $56,000 (47%), over the comparable quarter in 2017. Additionally, our revenues from extended warranties have also grown and were approximately $279,000 for the three months ended September 30, 2018, compared to $237,000 for the prior year period for an increase of $42,000 (18%). We are pursuing several new market channels that do not involve our traditional law enforcement and private security customers, such as our NASCAR affiliation, which we believe will help expand the appeal of our products and service capabilities to new commercial markets. If successful, we believe that these new market channels could yield recurring service revenues in the future.

●	We have undertaken a program in recent quarters to substantially reduce selling, general and administrative (“SG&A”) expenses through headcount reductions and other SG&A cost reduction measures. Our Q-3 2018 and year to date September 30, 2018 operating results reflect significant reductions in overall SG&A expenses compared to previous quarters as a result of this program.

●	Litigation has resumed in our patent infringement case against Axon Enterprise, Inc. (formerly TASER International, Inc.) and the U.S. District Court for the District of Kansas has issued a claim construction order (also called a Markman Order) in which it sided with us and denied Axon’s attempts to limit the scope of the claims. Following the Markman Order, the Court set the remaining deadlines in the case. Fact discovery closed on October 8, 2018 and the Final Pretrial Conference has been set for January 16, 2019. In addition, WatchGuard had previously agreed to be bound by the results of Axon’s Inter Partes Review (IPR) with the U.S Patent and Trademark Office and, as such, is now statutorily barred from any further IPR challenges. Since the defeat of Axon’s ‘292 Patent IPR, the Court in the WatchGuard litigation has lifted the stay and set a schedule moving the case towards trial. Discovery will close on December 17, 2018, and the Final Pretrial Conference will take place on April 9, 2019.

●	Our Board of Directors initiated a review of strategic alternatives to best position us for the future, including, but not limited to, monetizing our patent portfolio and related patent infringement litigation against Axon and WatchGuard, the sale of all or certain assets, properties or groups of properties or individual businesses or merger or combination with another company. We retained Roth Capital Partners (“Roth”) to assist in this review and process. As part of this strategic effort, the Board of Directors approved the Proceeds Investment Agreement (the “PIA Agreement”) with Brickell Key Investments LP (“BKI”) to be used to fund our patent litigation, repay our existing debt obligations and augment working capital. BKI funded $500,000 on July 31, 2018 and exercised its option to fund an additional $9.5 million on August 21, 2018.

●	Also as part of our review of strategic alternatives review, on September 26, 2018, we entered into an underwriting agreement with Roth to make an underwritten public offering of an aggregate of 2,400,000 common shares at a price of $3.05 per share. We also granted the underwriters a forty-five (45)-day option to purchase up to an additional 360,000 shares of common stock to cover over-allotments, if any. On September 28, 2018, the underwriter exercised its over-allotment option to acquire an additional 200,000 shares at $3.05 per share. Our net proceeds from the offering totaled approximately $7,324,900, including the partial exercise of the over-allotment option, after deducting underwriting discounts and commissions and estimated expenses.

●	We have retired all interest-bearing debt as of September 30, 2018 and the only long-term obligations outstanding as of September 30, 2018 is associated with the PIA Agreement.

●	On April 17, 2018 we received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that we were not compliant with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1) for continued listing on The Nasdaq Capital Market because our stockholders’ equity, as reported in our Annual Report on Form 10-K for the year ended December 31, 2017, was below the required minimum of $2.5 million. We reported total stockholders’ equity of $3,337,125 as of September 30, 2018 and therefore we are now in compliance with the continued listing standard under Rule 5550(b) having stockholders’ equity of not less than $2.5 million.

Management Comments

“We were disappointed that our third quarter 2018 revenues were down 4% from prior year levels and 19% on a sequential basis,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “We continue to rectify supply chain issues that caused us to carry approximately $265,000 in backlog as of September 30, 2018 and reduced our expected third quarter 2018 revenues. We continue to expand our recurring service-based revenue to help stabilize and grow our revenues on a quarterly basis. We are pursuing several new market channels that do not involve our traditional law enforcement and private security customers, including our technology partner affiliation with NASCAR, which we believe will help expand the appeal of our products and service capabilities to new commercial markets. If successful, we believe that these new market channels could yield recurring service revenues in the future.”

“We are pleased that the Court has continued to side with us in its rulings and has set the remaining deadlines in the both the Axon and WatchGuard cases. Recently the Court rejected Axon’s request to insert an entirely new invalidity defense into the case, which severely limits the prior art it can present at trial. Axon has previously lost an ex parte reexamination challenge, four different IPR review challenges in the U.S. Patent and Trademark Office, and one post-grant review challenge against our law enforcement patent portfolio. We are very eager to move forward in the trials where both Axon and WatchGuard will have to answer for their conduct and defend their actions.

“We are enthusiastic about our recent financings through BKI and the underwritten public equity offering. These have provided working capital and enabled us to pay off all interest bearing debt as of September 30, 2018,”concluded Ross.

Third Quarter Operating Results

For the three months ended September 30, 2018, our total revenue decreased by 4% to approximately $2.9 million, compared with revenue of approximately $3.0 million for the three months September 30, 2017. Our gross margin increased 17% to $1,177,289 for the three months ended September 30, 2018, versus $1,008,613 in 2017.

Our gross margin increase is primarily the result of improvement in our cost of sales as a percentage of revenues, which decreased to 59% during the three months ended September 30, 2018 from 66% for the three months ended September 30, 2017.

Selling, General and Administrative (“SG&A”) expenses decreased approximately 25% to $3,087,005 in the three months ended September 30, 2018, versus $4,125,308 a year earlier, the product of our cost reduction strategy. We implemented significant reductions in research and development, selling, promotional and general administrative expenses in 2018 compared to 2017. These reductions were accomplished primarily through headcount reductions, as well as stringent cost containment measures that will continue over the balance of 2018 and into 2019. We had approximately 160 employees at September 30, 2017 compared to approximately 85 at September 30, 2018. The legal fees related to both the Axon and WatchGuard litigation are expected to ramp up later this year and into 2019 because both cases are proceeding to trial. We intend to pursue recovery from Axon, WatchGuard, their insurers and other responsible parties as appropriate.

Nine-Month Operating Results

For the nine months ended September 30, 2018, our total revenue decreased by 24% to approximately $8.9 million, compared with revenue of approximately $11.7 million for the nine months ended September 30, 2017. Gross profit decreased 12% to $3,905,150 for the nine months ended September 30, 2018, versus $4,458,678 in 2017.

Our gross margin decrease is primarily attributable to the 24% decrease in revenues for the nine months ended September 30, 2018 compared to 2017 offset by cost of sales as a percentage of revenues decreasing to 56% from 62% for the same periods Selling, General and Administrative (“SG&A”) expenses decreased approximately 22% to $9,225,491 in the nine months ended September 30, 2018, versus $11,870,183 a year earlier.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. EST on Wednesday, November 14, 2018, to discuss its operating results for the third quarter and first nine months of 2018, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 and entering conference ID# 2972516 a few minutes before 11:15 a.m. EST on Wednesday, November 14, 2018.

A replay of the conference call will be available two hours after its completion, from November 14, 2018 until 11:59 p.m. on January 14, 2019 by dialing 855-859-2056 and entering the conference ID # 2972516.

For additional news and information please visit www.digitalallyinc.com or follow us on Twitter @digitalallyinc and Facebook www.facebook.com/DigitalAllyInc

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results; whether the Company will be able to resolve its liquidity and operational issues; whether any further financing or a substantial transaction will result from the strategic review process of the Board of Directors; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins in the future; whether the Company will be able to continue to expand into non-law enforcement markets; whether the Company will resolve its product quality and supply chain issues; whether there will be commercial markets, domestically and internationally, for one or more of the Company’s new products; whether the Company will achieve positive outcomes in its litigation with Axon and WatchGuard; whether the USPTO rulings will curtail, eliminate or otherwise have an effect on the actions of Axon and WatchGuard respecting the Company, its products and customers; the Company’s ability to deliver its newer product offerings as scheduled, and in particular deliver the new product platform by second quarter of 2019, obtain the required components and products on a timely basis, and have them perform as planned; whether the new partnership with NASCAR will help expand the appeal for the Company’s products and services; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether the it will be able to adapt its technology to new and different uses, including being able to introduce new products; whether and the extent to which the new patents allowed by the USPTO will give the Company effective, enforceable protection of the intellectual property contained in its products in the marketplace; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. It does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2017 and quarterly report on Form 10-Q for the three and nine months ended September 30, 2018, filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 814-7774 or
Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2018 AND DECEMBER 31, 2017

	(Unaudited)
	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$7,589,050	$54,712
Accounts receivable-trade, less allowance for doubtful accounts of $70,000 – 2018 and 2017	2,006,116	1,978,936
Accounts receivable-other	378,954	338,618
Inventories, net	7,370,677	8,750,713
Restricted cash	—	500,000
Prepaid expenses	488,706	209,163

Total current assets	17,833,503	11,832,142

Furniture, fixtures and equipment, net	314,574	638,169
Intangible assets, net	484,075	497,180
Income tax refund receivable	90,000	90,000
Other assets	244,052	115,043

Total assets	$18,966,204	$13,172,534

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,501,811	$3,193,269
Accrued expenses	1,161,446	1,240,429
Derivative liabilities	—	16,816
Capital lease obligation-current	—	8,492
Contract liabilities-current	1,608,545	1,409,683
Subordinated and secured notes payable	—	1,008,500
Secured convertible debentures, at fair value	—	3,262,807
Income taxes payable	3,704	10,141

Total current liabilities	4,275,506	10,150,137

Long-term liabilities:
Proceeds investment agreement, at fair value	9,166,000	—
Contract liabilities-long term	2,187,573	2,158,649

Total liabilities	15,629,079	12,308,786

Commitments and contingencies

Stockholder’s Equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; shares issued: 10,424,752 – 2018 and 7,037,799 – 2017	10,425	7,038
Additional paid in capital	77,538,983	64,923,735
Treasury stock, at cost (63,518 shares)	(2,157,226)	(2,157,226)
Accumulated deficit	(72,055,057)	(61,909,799)

Total stockholders’ equity	3,337,125	863,748

Total liabilities and stockholders’ equity	$18,966,204	$13,172,534

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON
FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2018 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2018 AND 2017

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Revenue:
Product	$2,334,863	$2,521,663	$7,319,676	$10,263,833
Service and other	543,196	461,914	1,593,446	1,436,106

Total revenue	2,878,059	2,983,577	8,913,122	11,699,939

Cost of revenue:
Product	$1,592,072	$1,709,046	$4,672,432	$6,450,570
Service and other	108,698	265,918	335,540	790,691

Total cost of revenue	1,700,770	1,974,964	5,007,972	7,241,261

Gross profit	1,177,289	1,008,613	3,905,150	4,458,678
Selling, general and administrative expenses:
Research and development expense	323,981	831,573	1,097,861	2,495,924
Selling, advertising and promotional expense	711,506	1,048,334	2,097,919	3,036,168
Stock-based compensation expense	669,480	478,863	1,757,227	981,652
General and administrative expense	1,382,038	1,766,538	4,272,484	5,356,439

Total selling, general and administrative expenses	3,087,005	4,125,308	9,225,491	11,870,183

Operating loss	(1,909,716)	(3,116,695)	(5,320,341)	(7,411,505)

Interest income	2,206	1,761	4,507	10,619
Interest expense	(1,083,317)	(375,048)	(1,366,520)	(536,035)
Change in warrant derivative liabilities	(9,799)	3,628	(319,105)	17,347
Secured convertible debentures issuance expense	—	—	(220,312)	—
Loss on the extinguishment of secured convertible debentures	(100,000)	—	(600,000)	—
Change in fair value of secured convertible debentures	(1,466,467)	(6,952)	(2,296,444)	66,790
Change in fair value of proceeds investment agreement	(98,487)	—	(98,487)	—

Loss before income tax expense	(4,665,580)	(3,493,306)	(10,216,702)	(7,852,784)
Income tax (expense) benefit	—	—	—	—

Net loss	$(4, 665,580)	$(3,493,306)	$(10,216,702)	$(7,852,784)

Net loss per share information:
Basic	$(0.60)	$(0.56)	$(1.40)	$(1.34)
Diluted	$(0.60)	$(0.56)	$(1.40)	$(1.34)

Weighted average shares outstanding:
Basic	7,725,877	6,249,116	7,295,098	5,851,428
Diluted	7,725,877	6,249,116	7,295,098	5,851,428

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON
FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2018 FILED WITH THE SEC)